JPMORGAN U.S. SMALL COMPANY FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date			Issue
07/27/04		Zenith National Insurance Corp.

Shares		Price		Amount
13,100		$43.00		$563,300
						 % of Issue
Spread		Spread		 Fund's		   for all
Amount		  %		% of issue       JPMorgan Funds
$1.85		 N/A		 0.42%		    0.69%

Broker
Bank of America Securities

Underwriters of Zenith National Insurance Corp.

Underwriters					Shares
Banc of America Securities LLC   	      1,798,000
J.P. Morgan Securities, Inc.   			465,000
Lehman Brothers Inc.    			465,000
Dowling & Partners Securities, L.L.C.   	217,000
Ferris, Baker Watts, Inc.			155,000
 					      ---------
Total					      3,100,000
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